Exhibit 10.4

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of June 14, 2016, by and between QLT INC. (“Creditor”), and SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”).

Recitals

A.            Aegerion Pharmaceuticals, Inc., a Delaware corporation with its chief executive office located at One Main Street, 8th Floor, Cambridge, Massachusetts  02142 (“Borrower”) has requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by assets and property of Borrower.

B.            Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.            To induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate:  (i) all of Borrower’s indebtedness and obligations to Creditor (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations, and all obligations and indebtedness of Borrower to Creditor pursuant to that certain Loan and Security Agreement, dated as of the date hereof, (the “Subordinated Loan Agreement”), but excluding any obligation of Borrower to pay the Termination Fee under and defined in that certain Agreement and Plan of Merger of even date herewith by and among Borrower, Creditor, and Isotope Acquisition Corp.), plus any dividends and/or distributions or other payments pursuant to call, put, or conversion features in connection with equity securities of Borrower issued to or held by Creditor, whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank; and (ii) all of Creditor’s security interests, other than the Permitted Priority Lien, to all of Bank’s security interests in Borrower’s property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower other than the Permitted Priority Lien.  Notwithstanding the respective dates of attachment or perfection of the security interests of Creditor and the security interests of Bank, all now existing and hereafter arising security interests of Bank in any property of Borrower and all proceeds thereof (the “Collateral”), including, without limitation, the “Collateral”, as defined in a certain Loan and Security Agreement between Borrower and Bank dated as of March 28, 2012, as amended by that certain First Loan Modification Agreement dated as of July 10, 2012, as further amended by that certain Second Loan Modification Agreement dated as of December 6, 2012, as further amended by that certain Consent and Third Loan Modification Agreement dated as of December 12, 2013, as further amended by that certain Fourth Loan Modification Agreement dated March 26, 2014, as further amended by that certain Fifth Loan Modification Agreement dated as of January 9, 2015, as further amended by that certain Sixth Loan Modification Agreement dated as of August 7, 2015, and as further amended by that certain Seventh Loan Modification Agreement of even date herewith (as may be further amended, modified, restated, replaced or supplemented from time to time, the “Senior Loan Agreement”), shall at all times be senior to the security interests of Creditor other than the Permitted Priority Lien.  Creditor hereby (a) acknowledges and consents to (i) Borrower granting to Bank a security interest in the Collateral, (ii) Bank filing any and all financing statements and other documents as deemed necessary by Bank in order to perfect Bank’s security interest in the Collateral, and (iii) the entering into of the Senior Loan Agreement and all documents in connection therewith by Borrower, (b) acknowledges and agrees that the Senior Debt, the entering into of the Senior Loan Agreement and all documents in connection therewith by Borrower, and the security interest granted by Borrower to Bank in the Collateral shall be permitted under the provisions of the Subordinated Debt documents (notwithstanding any provision of the Subordinated Debt documents to the contrary), (c) acknowledges, agrees and covenants that Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Bank’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt, (d)

acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that Bank’s security interest in the Collateral (or any portion thereof) shall be unperfected; and (e) acknowledges and agrees that Creditor has no interest in any cash Collateral held by Bank.  As used herein, the term “Permitted Priority Lien” shall mean the security interest of Creditor in the following specific Collateral (collectively, the “Specified Collateral”): all Intellectual Property (as defined in the Subordinated Loan Agreement) owned or in-licensed by Borrower material to the conduct of Borrower’s and its subsidiaries’ business relating to metreleptin products, including, without limitation, the Myalept® product line, including, without limitation, the Intellectual Property listed on Exhibit D of the Subordinated Loan Agreement and (b) any proceeds thereof, which Permitted Priority Lien Bank acknowledges shall be senior to the security interests of the Bank only in such Specified Collateral.

2.             All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, including, without limitation, the Obligations (as defined in the Senior Loan Agreement), together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all obligations under any agreement in connection with the provision by Bank to Borrower of products and/or credit services facilities, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (such obligations, collectively, the “Senior Debt”).

3.             Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to any property of Borrower, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as (a) the Senior Debt has been fully paid in cash, (b) Bank has no commitment or obligation to lend any further funds to Borrower, and (c) all financing agreements between Bank and Borrower pursuant to which Bank could be required to advance funds to or for the benefit of Borrower are terminated (the date on which each of (a), (b) and (c) of this Section 3 have occurred is hereinafter the “Payment in Full of the Senior Obligations”).  Notwithstanding the foregoing, Creditor may receive payments from proceeds from or attributable to the Specified Collateral (whether through a direct sale of such Collateral, pursuant to sale of equity or assets of Borrower, pursuant to a plan of reorganization or liquidation or otherwise), in connection with the sale, transfer or other disposition thereof by Bank (or by Borrower with consent of Bank) and such proceeds shall be applied first to the Subordinated Debt until payment in full thereof, with the balance, if any, to the Senior Debt.  Nothing in the foregoing paragraph shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower, provided that, if such securities have any call, put or other conversion features that would obligate Borrower to declare or pay dividends, make distributions, or otherwise pay any money or deliver any other securities or consideration to the holder, Creditor hereby agrees that Borrower may not declare, pay or make such dividends, distributions or other payments to Creditor, and Creditor shall not accept any such dividends, distributions or other payments.

4.             Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.             In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy, insolvency, receivership or other similar statutory or common law proceeding or arrangement involving Borrower, the readjustment of its liabilities, any assignment for the benefit of its creditors or any marshalling of its assets or liabilities (each, an “Insolvency Proceeding”), (a) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, (b) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Proceeding, and (c) Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor; provided, that the proceeds of the Specified Collateral shall be applied first to the Subordinated Debt until payment in full thereof, with the balance, if any, to the Senior Debt.

6.             Creditor shall simultaneously with giving any notice of default to Borrower, provide Bank with a copy of any notice of default given to Borrower.  Creditor acknowledges and agrees that any default or event of default under the Subordinated Debt documents shall be deemed to be a default and an event of default under the Senior Debt documents.

7.             Prior to Payment in Full of the Senior Obligations, Creditor irrevocably appoints Bank as Creditor’s attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any Insolvency Proceeding involving Borrower:

a)                                     To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such Insolvency Proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

b)                                     Unless the Specified Collateral is not being sold for at least the outstanding balance of the Subordinated Debt, or the proceeds thereof are not being applied to repay the Subordinated Debt, to accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

In addition to and without limiting the foregoing: (x) until Payment in Full of the Senior Obligations, Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Borrower, and (y) if an Insolvency Proceeding occurs: (i) Creditor shall not assert, without the prior written consent of Bank, any claim, motion, objection or argument in respect of the Collateral (other than the Specified Collateral) in connection with any Insolvency Proceeding which could otherwise be asserted or raised in connection with such Insolvency Proceeding, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral (other than the Specified Collateral), (ii) Bank may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Borrower is consented to by Bank, Creditor shall not oppose such use of cash collateral on the basis that Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Bank, Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if (x) Bank has consented to, or supports, such sale or disposition of such assets, and (y) with respect to the Specified Collateral, such Specified Collateral is being sold for not less than the then outstanding balance of the Subordinated Debt and the proceeds of such sale are being applied first to the Subordinated Debt until payment in full thereof, with the balance, if any, to the Senior Debt.

8.             Creditor represents and warrants that Creditor has provided Bank with true and correct copies of all of the documents evidencing or relating to the Subordinated Debt.  Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  By the execution of this Agreement, Creditor hereby authorizes Bank to amend any financing statements filed by Creditor against Borrower as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Silicon Valley Bank, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Silicon Valley Bank in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Silicon Valley Bank to the extent set forth in such Subordination Agreement.”

9.             No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.  By way of example, such instruments shall not be amended to (a) increase the rate of interest with respect to the Subordinated Debt, or (b) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.  Bank shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of property of Borrower except in accordance with the terms of the Senior Debt. Upon written notice from Bank to Creditor of Bank’s agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by Bank (or by Borrower with consent of Bank),  Creditor shall be deemed to have also, automatically and simultaneously, released its lien on the Collateral, and Creditor shall upon written request by Bank, immediately take such action as shall be necessary or appropriate to evidence and confirm such release; provided, that with respect to the Specified Collateral, Creditor shall not be required to release its lien on such Specified Collateral unless such Specified Collateral is being sold for not less than the then outstanding balance of the Subordinated Debt and the proceeds thereof are being applied first to the Subordinated Debt until payment in full thereof, with the balance, if any, to the Senior Debt.  All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof, with the balance, if any, to the Subordinated Debt, or to any other entitled party, provided, however, that the proceeds from or attributable to the Specified Collateral (whether through a direct sale of such Collateral, pursuant to sale of equity or assets of Borrower, pursuant to a plan of reorganization or liquidation or otherwise) will be applied first to the Subordinated Debt until payment in full thereof, with the balance, if any, to the Senior Debt.  If Creditor fails to release its lien as required hereunder, Creditor hereby appoints Bank as attorney in fact for Creditor with full power of substitution to release Creditor’s liens as provided hereunder.  Such power of attorney being coupled with an interest shall be irrevocable.

10.          Bank hereby agrees that not less than sixty (60) days following (i) the commencement of an Insolvency Proceeding, or (ii) the earlier of (a) the occurrence of a Termination Event (as defined in that certain Forbearance Agreement dated as of November 9, 2015 (as amended and in effect as of the date hereof, without giving effect to any further amendment, waiver, consent or modification thereunder or under the Senior Loan Agreement, without the prior consent of Creditor, the “Forbearance Agreement”)) and (b) the Forbearance Termination Date (as defined in the Forbearance Agreement), as such Forbearance Termination Date may be extended pursuant to any subsequent amendment, extension or modification thereto after the date hereof to the extent such amendment, extension or modification is consented to by Creditor, and provided that Bank has not elected to, and is not expeditiously and in good faith continuing to, exercise its rights and remedies under the Senior Loan Agreement against Borrower or the Collateral, including without limitation, to foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or otherwise dispose of Collateral pursuant to the Senior Loan Agreement, Creditor shall have the right and option (but not the obligation) to purchase all (but not less than all) of the Senior Debt for an amount in cash equal to the outstanding balance of the Senior Debt as of the date of purchase, which shall include (i) the aggregate amount of principal then outstanding, together with all unpaid interest, fees, and reasonable expenses, including attorneys’ fees and disbursements, indemnification obligations and other amounts due and owing under the Senior Loan Agreement, and (ii) the cash collateral value, as determined by Bank, of all issued and outstanding letters of credit provided by Bank (but in any event in an amount not greater than 105% of the aggregate undrawn face amount of such letters of credit and the aggregate amount of all amounts previously paid by Bank to the extent not reimbursed by Borrower).  Creditor shall make any request to exercise such purchase option to the Bank in writing and if such right is exercised, the parties shall use their commercially reasonable efforts to close promptly thereafter but in any event within five (5) business days of the request pursuant to Bank’s standard form loan sale agreement and shall be expressly made without representation or warranty of any kind by Bank as to the Senior Debt so purchased, or otherwise, and without recourse to Bank or any of its affiliates or agents, except that Bank shall represent and warrant:  (i) the principal balance of the Senior Debt as of the date of purchase, as reflected on its books and records, (ii) it owns, or has the right to transfer to Creditor, the rights being transferred, and (iii) such transfer will be free and clear of liens.  In the event that Creditor exercises and consummates the purchase option set forth in this Section 10, Bank shall retain their indemnification rights under the Senior Loan Agreement for actions or other matters arising on or prior to the date of such purchase.

11.          All necessary action on the part of Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Creditor hereunder has been taken.  This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms.  The execution, delivery and performance of and compliance with this Agreement by Creditor will not (a) result in any material violation or default of any term of any of Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of

Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation.

12.          If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount; provided, that notwithstanding anything contained in this Agreement to the contrary, the principal amount of the Senior Debt shall not exceed $27,500,000 (exclusive of the amounts owed under any Bank Services Agreement and/or letter(s) of credit) without the prior written consent of Creditor, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  No such action or inaction shall impair or otherwise affect Bank’s rights hereunder.

13.          This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank, provided, however, Creditor agrees that, prior and as conditions precedent to Creditor assigning all or any portion of the Subordinated Debt: (a) Creditor shall give Bank prior written notice of such assignment, and (b) such successor or assignee, as applicable, shall execute a written agreement whereby such successor or assignee expressly agrees to assume and be bound by all terms and conditions of this Agreement with respect to Creditor.  This Agreement shall remain effective until terminated in writing by Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party.  Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement, but no less favorable to Creditor than this Agreement.

14.          Creditor hereby agrees to execute such documents and/or take such further action as Bank may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by Bank.

15.          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16.          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.  Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement. CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

17.          This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and Bank.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”		“Bank”

QLT INC.		SILICON VALLEY BANK

By:	/s/ Glen Ibbott	By:	/s/ Clark Hayes

Name: Glen Ibbott		Name: Clark Hayes

Title: Chief Financial Officer		Title: Director

The undersigned approves of the terms of this Agreement.

“Borrower”

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gregory D. Perry

Name: Gregory D. Perry

Title: Chief Financial Officer